UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): July 13, 2016

HYDRA INDUSTRIES ACQUISITION CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-36689	47-1025534
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

250 West 57th Street, Suite 2223 New York, New York	10107
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (646) 565-3861

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❑ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❑ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❑ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❑ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Item 1.01

On July 13, 2016, Hydra Industries Acquisition Corp. (“Hydra” or the “Company”) entered into a definitive agreement to acquire London based Inspired Gaming Group and its affiliates (the “Inspired Group”) from funds managed by Vitruvian Partners LLP (a London headquartered private equity firm) and its co-investors.

The Share Sale Agreement, dated as of July 13, 2016, by and among Hydra, the Vendors named on Schedule 1 thereto, DMWSL 633 Limited (“Target Parent”), DMWSL 632 Limited and Gaming Acquisitions Limited (the “Sale Agreement”), provides for the acquisition by Hydra from the Vendors of all of the equity and shareholder loan notes of Target Parent and the Inspired Group (the “Business Combination”).

The Sale Agreement reflects a transaction value for the Business Combination of £200 million/$264 million, plus an earn-out of up to $25 million (up to 2.5 million Hydra shares), expected to represent approximately £96 million/$126 million of equity value after adjusting for the maintenance of debt and certain other liabilities (based on the current USD/GBP exchange rate of $1.32/£1.00 as of July 13, 2016). Exclusive of the potential earn-out, the consideration to be paid for the equity and shareholder loan notes of the Target Parent and the Inspired Group will be the aggregate of the Base Consideration (as defined below), less a fixed amount of Accruing Negative Consideration (£21,500 per day from but excluding July 2, 2016 through and including the closing of the Business Combination).

The “Base Consideration” to be paid for the equity and shareholder loan notes pursuant to the Sale Agreement will equal (i) £100,363,394.31, plus (ii) any amount by which the Company’s transaction expenses (“Purchaser Costs”) referred to in Schedule 6 to the Sale Agreement exceeds £8,237,909.41, minus (iii) certain expenses of the Vendors noticed by the Institutional Vendors’ Representative, not to exceed £3,000,000, minus (iv) certain excess interest payments owing on the Inspired Group’s existing financing arrangements.

The Vendors will be paid the Base Consideration, adjusted for the Accruing Negative Consideration (the “Completion Payment”), partially in cash (the “Cash Consideration”), to the extent available after the payment of transaction expenses and working capital adjustments, if any, and partially in newly-issued shares of Company common stock (“Purchaser Shares”) at a value of $10.00 per share (the “Stock Consideration”), as follows:

a.	The Cash Consideration represents the cash Hydra will have available at closing to pay the Completion Payment. The Cash Consideration will equal (i) the Company’s current cash in trust, (the $20 million proceeds of a private placement to Macquarie Capital), and any other available funds, minus (ii) an agreed amount of Purchaser Costs (including expenses incurred in connection with the preparation of the proxy statement and meetings with Hydra stockholders), minus (iii) an agreed amount of the Vendors’ transaction expenses, minus (iv) the amount of repayment required under certain of the Inspired Group’s financing arrangements, minus (v) £5 million for the purposes of retaining cash on the Company’s balance sheet.

b.	The Stock Consideration will equal the Completion Payment minus the Cash Consideration, divided by $10.00 per share.

The earn-out payment of up to $25,000,000 (the “Earn-out Consideration”) shall be paid to the Vendors exclusively in Purchaser Shares and will be determined based on Inspired’s performance in certain jurisdictions through September 30, 2018 pursuant to a formula set forth in Schedule 5 to the Sale Agreement.

The consummation of the Business Combination is conditioned upon the approval of Hydra’s stockholders, certain regulatory approvals pertaining to the gaming industry and other customary closing conditions.

This is only a summary of certain terms of the Sale Agreement and is qualified by reference to the complete text of that agreement, which is incorporated by reference herein. Certain additional information related to the Business Combination and Inspired can be found in the Company’s press release dated July 14, 2016. A copy of the press release was filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 14, 2016. An investor presentation regarding the Business Combination and Inspired was furnished pursuant to Item 7.01 of Form 8-K as Exhibit 99.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 19, 2016.

SECTION 9. FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 Financial Statements and Exhibits

Exhibits

Exhibit Number	Description

10.1	Share Sale Agreement, dated as of July 13, 2016, by and among Hydra Industries Acquisition Corp., the Vendors named on Schedule 1 thereto, DMWSL 633 Limited, DMWSL 632 Limited and Gaming Acquisitions Limited.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 19, 2016

HYDRA INDUSTRIES ACQUISITION CORP.

By	/s/ Martin E. Schloss
Name: Martin E. Schloss
Title: Executive Vice President, General
Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description

10.1	Share Sale Agreement, dated as of July 13, 2016, by and among Hydra Industries Acquisition Corp., the Vendors named on Schedule 1 thereto, DMWSL 633 Limited, DMWSL 632 Limited and Gaming Acquisitions Limited.